Exhibit 99.1


        Charles River Laboratories Reports Record Year in 2003,
     Strong Fourth-Quarter Results and Improving Outlook for 2004

   WILMINGTON, Mass.--(BUSINESS WIRE)--Feb. 10, 2004--Charles River Laboratories International, Inc. (NYSE:CRL) today reported a 9.2% increase in fourth-quarter 2003 net sales, to $156.0 million from $142.9 million reported in the fourth quarter of 2002. Net income for the fourth quarter of 2003 increased 17.9% to $20.6 million, or $0.42 per diluted share, from $17.5 million, or $0.36 per diluted share, in the fourth quarter of 2002. Due primarily to the double-digit net income gain, cash provided by operating activities increased to $43.5 million, and at the end of the fourth quarter, the Company's combined cash, cash equivalents and marketable securities were a record $202.8 million.
   Operating income for the fourth quarter of 2003 rose 14.5% to $35.4 million from $31.0 million in the fourth quarter of 2002. The Company's operating margin was 22.7% in the fourth quarter of 2003 compared to 21.7% in the fourth quarter of the prior year.
   Full-year 2003 net sales were $613.7 million, a record for the Company, and a 10.7% increase over the $554.6 million reported in 2002. Operating income rose 13.3% to $138.6 million from $122.3 million in the prior year, and the operating margin increased to 22.6% from 22.0%.
   Diluted earnings per share for 2003 were a record $1.64, compared to $1.06 in 2002. The 2003 results included a net charge of $1.6 million, or approximately $0.02 per diluted share, as a result of an asset impairment charge of $3.7 million related to the closure of a biopharmaceutical production facility, a French litigation settlement in the Company's favor of $2.9 million and a charge of $0.9 million for expenses associated with cost savings initiatives. The 2002 results included charges of $29.9 million, or $0.36 per diluted share, for the early retirement of high-yield debt. After adjusting for all items, non-GAAP earnings per diluted share were $1.66 in 2003 compared to $1.42 in 2002, a 16.9% increase.
   James C. Foster, Chairman, President and Chief Executive Officer, said, "We are very pleased with the fourth-quarter and full-year results. Research models finished the year on a stronger note, as did our Development Services business. We benefited from improving pharmaceutical and biotechnology spending and increasing demand for outsourced services. We believe that the upward trend in demand for outsourced development services will continue and are optimistic about the business environment for 2004."

   Business Segments Revision

   During the fourth quarter of 2003, Charles River revised its consolidated financial reporting segments to better reflect the manner in which the Company's operating units are managed. The Company believed the revision was required because in 2003, a number of changes were made to align related businesses, to focus sales force responsibilities and to simplify management structure. The Company will continue to report two segments, now called Research Models & Services (RMS) and Development & Safety Testing (DST). The Research Models business will continue to be reported in the RMS segment and Transgenic Services, Laboratory Services, Contract Staffing Services and Vaccine Support Services will now be reported in the RMS segment. The Company will now report Development Services, including Drug Safety Testing, Pathology Services and Interventional and Surgical Services, and In Vitro Technology in the DST segment. The changes in segment presentation have no effect on consolidated revenues or net income.
   Management believes that the new business segments will better reflect results of operations and facilitate investors' understanding of the Company's business. The business segment detail discussed in this press release is based on the new business segments.

   Business Segments Results

   Fourth-quarter 2003 net sales of $156.0 million increased 9.2% over the fourth quarter of 2002. Favorable foreign currency translation contributed approximately 4.5% of the net sales gain.
   Fourth-quarter 2003 net sales for the Research Models & Services segment of the business increased 11.7% to $100.4 million from $89.9 million in the prior year. The sales increase was due in part to an increase in biotechnology spending and higher demand for research models. Higher net sales yielded a gross margin of 39.6% compared to 37.9% in the fourth quarter of 2002. Operating income increased 20.3% in the fourth quarter to $28.5 million from $23.7 million in 2002, and the operating margin was 28.4% compared to the prior year's 26.3%.
   Net sales for the Development & Safety Testing segment rose 4.9% in the fourth quarter, to $55.6 million from $53.0 million in the same period in 2002. Net sales for Development Services improved from the fourth quarter of 2002 and sequentially from the third quarter of 2003, as the demand for outsourced services continued to strengthen. The In Vitro Technology business had a strong fourth quarter due to higher product demand, particularly in North America, and increasing sales of the Endosafe(R)PTS, the Company's recently-launched portable testing device for rapid microbial detection.
   In the fourth quarter of 2003, gross margins for the Development & Safety Testing segment were relatively flat at 35.7%. Operating income for the fourth quarter rose 26.4% to $10.7 million from $8.5 million in the fourth quarter of 2002, and the operating margin increased to 19.3% from 16.0%. The increase in the operating margin was due to improved operating efficiency resulting from higher net sales, the cost savings program initiated in the second quarter of 2003 and a continuing focus on limiting operating expense growth.

   European Reorganization

   In the first quarter of 2004, the Company began a reorganization of its European operations. The purpose of the reorganization is to streamline the corporate legal structure in order to improve operating efficiency and cash management, facilitate acquisitions and provide tax benefits. The reorganization, which will not involve reductions of personnel or facility closures, is expected to result in a one-time, non-cash charge to earnings for the write-off of a deferred tax asset in the first quarter of 2004 of approximately $7.5 million, or $0.15 per diluted share, but is expected to improve full-year 2004 earnings per diluted share by an estimated $0.02 to $0.03 excluding the one-time charge. The earnings benefit is expected to increase in 2005.

   2004 Outlook

   The following forward-looking guidance is based on current foreign exchange rates and is exclusive of any acquisitions which may occur.
   For 2004, the Company anticipates that net sales will increase between 7% and 11%, higher than previous guidance of 5% to 9% due to the acquisition of River Valley Farms on January 8, 2004, the benefit of foreign exchange and an improving business environment. As a result of stronger sales growth and the benefit of the European reorganization, the Company now expects 2004 earnings per diluted share to be in a range of $1.63 to $1.69. Excluding the one-time charge for reorganization of the European operations, non-GAAP earnings per diluted share would be $1.78 to $1.84, compared to the Company's earlier guidance of at least $1.76.
   For the first quarter of 2004, the Company expects that net sales will increase between 7% and 11% and that earnings per diluted share will be in a range of $0.28 to $0.30. Excluding the one-time charge, non-GAAP earnings per diluted share are expected to be in a range of $0.43 to $0.45.

   Webcast

   Charles River Laboratories has scheduled a live webcast on Wednesday, February 11, at 8:30 a.m. EST to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. The webcast will be available until 5:00 p.m. EST on February 18, 2004.
   Charles River Laboratories, based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical companies, biotechnology companies, and many leading hospitals and academic institutions.
   Caution Concerning Forward-Looking Statements. This document includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this document. Those risks and uncertainties include, but are not limited to: a decrease in pre-clinical research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company's Annual Report on Form 10-K as filed on March 20, 2003, with the Securities and Exchange Commission.


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
       CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
          (dollars in thousands, except for per share data)

                          Three Months Ended     Twelve Months Ended
                      ------------------------------------------------
                      December 27,December 28,December 27,December 28,
                          2003        2002        2003        2002
Total net sales       $   156,040 $   142,944 $   613,723 $   554,629
Cost of products sold
 and services provided     96,434      89,795     380,058     345,646
                       ----------- ----------- ----------- -----------
Gross margin               59,606      53,149     233,665     208,983
Selling, general and
 administrative            22,998      20,974      89,489      83,303
Other operating
 expense (income)               -           -         747           -
Amortization of
 intangibles                1,165       1,220       4,876       3,414
                       ----------- ----------- ----------- -----------
Operating income           35,443      30,955     138,553     122,266
Interest income
 (expense)                 (1,685)     (1,570)     (6,706)     (9,085)
Loss on debt
 retirement                     -           -           -     (29,882)
Other income (expense)        340         193         783       1,222
                       ----------- ----------- ----------- -----------
Income before taxes,
 minority interests
 and earnings from
 equity investments        34,098      29,578     132,630      84,521
Provision for income
 taxes                     13,128      11,387      51,063      31,921
                       ----------- ----------- ----------- -----------
Income before minority
 interests and
 earnings from equity
 investments               20,970      18,191      81,567      52,600
Minority interests           (325)       (686)     (1,416)     (2,784)
Earnings from equity
 investments                    -           -           -         316
                       ----------- ----------- ----------- -----------
Net income            $    20,645 $    17,505 $    80,151 $    50,132
                       =========== =========== =========== ===========

Earnings per common
 share
  Basic               $      0.45 $      0.39 $      1.76 $      1.12
  Diluted             $      0.42 $      0.36 $      1.64 $      1.06
Weighted average
 number of common
 shares outstanding
  Basic                45,694,910  45,077,506  45,448,368  44,681,601
  Diluted              51,453,537  51,518,643  51,314,805  50,856,723



            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                        (dollars in thousands)

                                         December 27,   December 28,
                                              2003           2002
Assets
Current assets
   Cash and cash equivalents                  $182,331       $127,509
   Investment securities                        13,156       $      -
   Trade receivables, net                      111,514         94,245
   Inventories                                  52,370         43,892
   Other current assets                         11,517         12,446
                                               --------       --------
      Total current assets                     370,888        278,092
Property, plant and equipment, net             203,458        187,875
Goodwill, net                                  105,308         96,532
Other intangibles, net                          30,415         34,204
Deferred tax asset                              61,603         80,884
Other assets                                    27,882         23,757
                                               --------       --------
      Total assets                            $799,554       $701,344
                                               ========       ========

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                           $ 19,433       $ 13,084
   Accrued compensation                         27,251         31,825
   Deferred income                              30,846         27,029
   Other current liabilities                    36,821         41,431
                                               --------       --------
      Total current liabilities                114,351        113,369
Long-term debt                                 185,600        192,420
Other long-term liabilities                     24,804         19,612
                                               --------       --------
      Total liabilities                        324,755        325,401
                                               --------       --------
Minority interests                              10,176         18,567
Total shareholders' equity                     464,623        357,376
                                               --------       --------
Total liabilities and shareholders'
 equity                                       $799,554       $701,344



             CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
            SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                         (dollars in thousands)

                         Three Months Ended     Twelve Months Ended
                      ------------------------------------------------
                      December 27,December 28,December 27,December 28,
                          2003        2002        2003        2002
Research Models &
 Services
   Net sales           $  100,419  $   89,898  $  405,121  $  353,912
   Gross margin            39,756      34,068     166,860     141,666
   Gross margin as a %
    of net sales             39.6%       37.9%       41.2%       40.0%
   Operating income        28,486      23,674     126,388     102,713
   Operating income as
    a % of net sales         28.4%       26.3%       31.2%       29.0%
   Depreciation and
    amortization            4,882       3,132      16,371      13,404
   Capital
    expenditures            9,607       9,163      22,984      23,343

Development & Safety
 Testing
   Net sales           $   55,621  $   53,046  $  208,602  $  200,717
   Gross margin            19,850      19,081      66,805      67,317
   Gross margin as a %
    of net sales             35.7%       36.0%       32.0%       33.5%
   Operating income        10,733       8,489      27,651      34,102
   Operating income as
    a % of net sales         19.3%       16.0%       13.3%       17.0%
   Depreciation and
    amortization            3,400       3,473      13,193      10,582
   Capital
    expenditures            3,328       6,766       9,720      14,200

Unallocated Corporate
 Overhead              $   (3,776) $   (1,208) $  (15,486) $  (14,549)

Total
   Net sales           $  156,040  $  142,944  $  613,723  $  554,629
   Gross margin            59,606      53,149     233,665     208,983
   Gross margin as a %
    of net sales             38.2%       37.2%       38.1%       37.7%
   Operating income        35,443      30,955     138,553     122,266
   Operating income as
    a % of net sales         22.7%       21.7%       22.6%       22.0%
   Depreciation and
    amortization            8,282       6,605      29,564      23,986
   Capital
    expenditures           12,935      15,929      32,704      37,543



            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
         RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
          (dollars in thousands, except for per share data)


                                                 Three Months Ending
                                             -------------------------
                                                   March 27, 2004

Expected diluted earnings per share range         $0.28    -    $0.30
European reorganization one-time, non-cash
 charge                                            0.15          0.15
                                                   -----         -----
Diluted earnings per share range, excluding
 European reorganization one-time, non-cash
 charge (Non-GAAP)                                $0.43    -    $0.45
                                                   =====         =====




                                                Twelve months ending
                                             -------------------------
                                                  December 25, 2004

Expected diluted earnings per share range         $1.63    -    $1.69
European reorganization one-time, non-cash
 charge                                            0.15          0.15
                                                   -----         -----
Diluted earnings per share range, excluding
 European reorganization one-time, non-cash
 charge (Non-GAAP)                                $1.78    -    $1.84
                                                   =====         =====

Charles River management believes that non-GAAP financial results provide useful information to investors in being able to assess the Company's ongoing operations without the effect of one-time charges. Such information provides investors with the ability to assess the Company's operating performance. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.



            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
         RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
          (dollars in thousands, except for per share data)

                                               Twelve Months Ended
                                            --------------------------
                                            December 27, December 28,
                                                 2003         2002
                                            --------------------------

Income before taxes, minority interests and
 earnings from equity investments           $    132,630 $     84,521

Add back:
  Impairment charge                                3,655            -
  Litigation settlement                           (2,908)           -
  Severance charge                                   871
  Loss on debt retirement                              -       29,882
                                             ------------ ------------
Income before taxes, minority interest and
 earnings from equity investments, excluding
 specified charges (Non-GAAP)                    134,248      114,403

Provision for income taxes, excluding
 specified charges (Non-GAAP)                     51,685       43,572
                                             ------------ ------------
Income before minority interests and
 earnings from equity investments, excluding
 specified charges (Non-GAAP)                     82,563       70,831
Minority interests                                (1,416)      (2,784)
Earnings from equity investments                       -          316
                                             ------------ ------------
Net income, excluding specified charges
 (Non-GAAP)                                 $     81,147 $     68,363
                                             ============ ============

Calculation of earnings per common share,
 excluding specified charges (Non-GAAP):
Net income, excluding specified charges
 (Non-GAAP)                                 $     81,147 $     68,363
After tax equivalent interest expense              3,982        3,706
                                             ------------ ------------
Net income for calculation of fully diluted
 earnings per share, excluding specified
 charges (Non-GAAP)                         $     85,129 $     72,069
                                             ============ ============

Weighted average shares outstanding - Basic   45,448,368   44,681,601
Effect of dilutive securities:
  3.5% senior convertible debentures           4,759,455    4,419,847
  Stock options                                  726,291    1,061,243
  Warrants                                       380,691      685,219
  2% convertible notes                                 -        8,813
                                             ------------ ------------
Weighted average shares outstanding -
 Diluted                                      51,314,805   50,856,723
                                             ============ ============

Basic earnings per share, excluding
 specified charges (Non-GAAP)               $       1.79 $       1.53
Diluted earnings per share, excluding
 specified charges (Non-GAAP)               $       1.66 $       1.42

Charles River management believes that non-GAAP financial results provide useful information to investors in being able to assess the Company's ongoing operations without the effect of one-time charges. Such information provides investors with the ability to assess the Company's operating performance. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.


    CONTACT: Charles River Laboratories International, Inc.
             Susan E. Hardy, 978-658-6000 Ext. 1616